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SUPPLEMENT TO
OFFER TO PURCHASE

                               BELL SPORTS CORP.

                          OFFER TO PURCHASE FOR CASH
             UP TO $62.5 MILLION AGGREGATE PRINCIPAL AMOUNT OF ITS
              4 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000
                                      AT
                       $905 PER $1,000 PRINCIPAL AMOUNT
              (PLUS ACCRUED AND UNPAID INTEREST FROM MAY 15, 1998
                UP TO, BUT NOT INCLUDING, THE DATE OF PAYMENT)

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 THE TENDER OFFER WILL EXPIRE AT 7:00 A.M., NEW YORK CITY TIME, ON AUGUST 14,
 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.
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  This Supplement (the "Supplement") supplements and amends the Offer to
Purchase, dated June 30, 1998 (as so supplemented and amended, the "Offer to Purchase"), with respect to the offer by Bell Sports Corp., a Delaware corporation ("Bell Sports"), to purchase for cash up to $62.5 million aggregate principal amount of its 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures"). Unless otherwise defined, capitalized terms used herein have the same meanings as in the Offer to Purchase, and the Letter of Transmittal relating thereto (the "Letter of Transmittal"). The terms of and conditions to the Tender Offer, except as set forth herein, remain as set forth in the Offer to Purchase and the Letter of Transmittal.

  On the terms and subject to the conditions of the Offer to Purchase and the Letter of Transmittal, Bell Sports will now pay to each Holder who has, pursuant to the Tender Offer, validly tendered and not withdrawn Debentures, as the Tender Offer Consideration, an amount equal to $905 per $1,000 principal amount of Debentures so tendered, plus accrued and unpaid interest from May 15, 1998 up to, but not including, the date of payment.

  The Tender Offer will now expire at 7:00 a.m., New York City time, on August 14, 1998, unless extended.

  This Supplement is accompanied by a new Letter of Transmittal reflecting the amendments set forth herein, and such new Letter of Transmittal should be used to tender Debentures pursuant to the Tender Offer, unless tender by book-entry is made.

  The Merger is expected to become effective on August 17, 1998 or as soon thereafter as all conditions to the Merger are satisfied and the Company's stockholders are expected to be mailed letters of transmittal and instructions relating to the exchange of their shares for cash shortly thereafter. This supplement will serve as notice pursuant to Section 1206 of the Indenture.


                  The Dealer Manager for the Tender Offer is:

                         DONALDSON, LUFKIN & JENRETTE

                                 JULY 24, 1998